CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in millions of constant Pesos, except ratios)

The following table sets forth our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2006 and for the three months ended March 31, 2006 and 2007. For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest expense component of rental expense.

	Year ended December 31,					For the three months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
Mexican FRS:

Earnings before taxes and fixed charges	1,197	1,912	2,400	2,551	2,788	334	189
Fixed charges	2,026	2,346	2,446	2,668	2,694	795	570
	-(1)	-(1)	-(1)	-(1)	1.0	-(1)	-(1)

(1)  Our earnings, as calculated pursuant to Mexican FRS, were insufficient to cover fixed charges for the year ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 by approximately Ps. 829 million, Ps. 434 million, Ps. 46 million and Ps. 116 million, respectively, and for the three months ended March 31, 2006 and 2007 by approximately Ps. 462 million and Ps. 381 million, respectively.

	Year ended December 31,					For the three months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
U.S. GAAP:

Earnings before taxes and fixed charges	1,760	1,526	1,679	2,412	2,039	-(3)	-(3)
Fixed charges	2,203	2,321	2,457	2,579	2,633	-(3)	-(3)
	-(2)	-(2)	-(2)	-(2)	-(2)	-(3)	-(3)

(2)  Our earnings, as calculated pursuant to U.S. GAAP, were insufficient to cover fixed charges for the year ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 by approximately, Ps. 443 million, Ps. 796 million, Ps. 778 million, Ps. 167 million and Ps. 594, respectively.

(3)  Not available.